Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Basic Energy Services, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-217288) on Form S-3 and (No. 333-231521 and No. 333-231519) on Form S-8 of Basic Energy Services, Inc. and subsidiaries of our report dated March 31, 2021, with respect to the consolidated balance sheets of Basic Energy Services, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”) which report appears in the December 31, 2020 annual report on Form 10-K of Basic Energy Services, Inc. and subsidiaries.
Our report dated March 31, 2021 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, a net capital deficiency, and liquidity constraints that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
KPMG LLP
Dallas, Texas
March 31, 2021